Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-278213, 333-269154, 333-263790, 333-254656, 333-237407, 333-230536 and 333-227859) on Form S-8, and (No. 333-269153) on Form S-3 of our report dated March 27, 2025, with respect to the consolidated financial statements of Equillium, Inc. and subsidiaries.

/s/ KPMG LLP

San Diego, California
March 27, 2025